Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

MICHAEL C. MAYER and LINDA J. MILES certify that:

     1. They are the president and the chief financial officer, respectively, of BANK OF COMMERCE HOLDINGS, a California corporation.

The articles of incorporation of this corporation are amended and restated to read as follows:

ARTICLES OF INCORPORATION

OF

BANK OF COMMERCE HOLDINGS (formerly Redding Bancorp)

I

The name of this corporation is BANK OF COMMERCE HOLDINGS, (formerly Redding Bancorp).

II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

     This corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock.” The number of shares of Common Stock authorized is 10,000,000 and the number of shares of Preferred Stock authorized is 2,000,000.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

IV

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V

     The Board of Directors of this corporation may by bylaw, agreement or otherwise provide for the indemnification of agents to the fullest extent permissible under California law.

VI

Section 1. In addition to any affirmative vote required by law or these articles of incorporation, and except as other-wise expressly provided in Section 2 of this Article VI, any “Business Combination” (as hereinafter defined) shall require the affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of capital stock of this corporation entitled to vote other than the voting stock of which an Interested Stockholder (as hereinafter defined) or an Affiliate (as hereinafter defined) is a beneficial owner, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or otherwise.

     In addition to the higher vote requirement, except as otherwise expressly provided in Section 2 of this Article VI, before effecting any such Business Combination all of the following conditions shall have been met:

     A. The aggregate amount of the cash and the “Fair Market Value, (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of the Common Stock in such Business Combination shall be at least equal to the higher of the following:

(1)	(if applicable) the highest per share price (including any

brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the “Interested Stockholder” for any shares of the Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (b) in the transaction in which it became an Interested Stockholder, if within two years of the Announcement Date, whichever is higher; and

(2)	the Fair Market Value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder the (“Determination Date”), if within two years of the Announcement Date, whichever is higher.

     B. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding stock of this corporation shall be at least equal to the highest of the following:

(1)	(if applicable) the highest per share price (including any brokerage commissions. transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of stock acquired by it (a) within the two-year period immediately prior to the Announcement Date or (b) in the transaction in which it became an Interested Stockholder, if within two years of the Announcement Date, whichever is higher;

(2)	(if applicable) the highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(3)	the Fair Market Value per share of such class of stock on the Announcement Date or on the Determination Date, if within two years of the Announcement Date, whichever is higher.

     C. The consideration to be received by holders of a particular class of outstanding stock of this corporation (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of stock. If the Interested Stockholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class of stock previously acquired by it. The price determined in accordance with subparagraphs A and B of this Section I shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

     D. After such shareholder has become an Interested Stockholder and prior to the consummation of such Business Combination and except to the extent that the corporation may be prohibited by law from making a distribution to shareholders: (1) except as approved by 66-2/3% of the “Disinterested Directors” (as hereinafter defined), there shall have been failure to declare and pay at the regular date therefore any dividends (whether or not cumulative) on the outstanding Preferred Stock of this corporation; (2) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock of this corporation (except an necessary to reflect any subdivision of the Common Stock), except as approved by 66-2/3% of the Disinterested Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), re-capitalization, reorganization or any similar transaction which has the effect of reducing the number or outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by 66-2/3% of the Disinterested Directors; and (3) such Interested Stockholder shall have no not become the beneficial owner of any additional shares of stock of this corporation except as part of the transaction which results in such shareholder becoming an Interested Stockholder within the two year period prior to such consummation.

     E. After such shareholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledge or other financial assistance or any tax credits or other tax advantages provided by this corporation or any “Subsidiary” (as hereinafter defined), whether in anticipation of or in connection with such Business Combination or otherwise.

     F. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all holders of the stock of this corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     Section 2. The provisions of Section I of this Article VI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these articles of incorporation, if the Business Combination shall have been approved by 66-2/3% of the Disinterested Directors; or, if either

     A. there is pending against any Subsidiary any proceeding or other action by the Federal Deposit Insurance Corporation pursuant to 31818(a) or 1823(c) of Title 12 of the United States Code; or

     B. there is outstanding against any Subsidiary any order of the Superintendent of Banks pursuant to Financial Code 3 662, 33 3100-3 1 32 or 33 3180-3187 or any other provision of similar purpose as hereinafter adopted and as the same may be amended at a future time.

     Section 3. For the purposes of this Article VI the following definitions apply:

     A. A “person” means any individual, firm, corporation or other entity.

     B. “Interested Stockholder” means any person (other than this corporation or any Subsidiary) who or which:

(1)	is the beneficial owner, directly or indirectly, of more than 20% of the issued and outstanding stock of this corporation; or

(2)	is an “Affiliate” of this corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the issued and outstanding stock of this corporation; or

(3)	is an assignee of or has otherwise succeeded to any shares of stock of this corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C. A person shall be a “beneficial owner” of stock of this corporation:

(1)	which such person or any of its Affiliates or Associates (as hereinafter defined) owns, directly or indirectly; or

(2)	which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time). pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange nights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(3)	which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of stock of this corporation.

     D. “Business Combination” shall include:

(1)	any merger or consolidation of the corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or

(2)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of 10% of the total value of the assets of the corporation reflected in the most recent balance sheet of the corporation; or

(3)	the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any

(4)	Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of 20% of shareholders’ equity or more; or

(5)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; except that this provision shall not limit the right of the stockholders to elect voluntarily to wind up or dissolve the corporation by the vote of stockholders holding shares of stock representing more than 50% of the stock then entitled to vote in the election of directors; or

(6)	any reclassification of the corporation’s securities (including any reverse stock split), or re-capitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of any Interested Stockholder or any

Affiliate of any Interested Stockholder in the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary.

     E. “Affiliate,” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 1, 1999.

     F. “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who in unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     G. “Fair Market Value” means, (i) in the case of stock, (A) the average of the last reported sale price per share of the Common Stock on the NASDAQ National Market, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, for ten (10) consecutive Trading Days (as defined below) preceding the date of such computation, or (B) if not quoted as described in clause (A), the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least 15 of the 30 preceding Trading Days, or (C) if the Common Stock is listed or admitted for trading on any national securities exchange, the last reported sale price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed, or (D) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors (or if there are no Disinterested Directors, then by a majority of the Board of Directors), and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors (or if there are no disinterested Directors, then by a majority of the Board of Directors). As used herein, the term “Trading Days” means (x) if the Common Stock is quoted on the NASDAQ National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (y) if not quoted as described in clause (x), days on which quotations are reported by the National Quotation Bureau Incorporated, or (z) if the Common Stock is listed or admitted for trading or any national securities exchange, days on which such national securities exchange is open for business.

     H. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this corporation; provided, however, that for purposes of the definition of Interested Stockholder, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly by this corporation.

     In the event of any Business Combination in which this corporation survives, the phrase “other consideration to be received” as used in Section I of this Article VI shall include the shares of stock of this corporation retained by the holders of such shares.

     Section 4. A majority of the Directors shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of stock of this corporation beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another. or (D) whether the assets which are the subject of any Business Combination constitute substantially all assets of this corporation. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article VI.

     Section 5. Nothing contained in this Article VI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     Section 6. Notwithstanding any other provisions of these articles of incorporation or the by-laws (and notwithstanding the fact that a lesser percentage may be specified by law, the articles of incorporation or the by-laws) the affirmative vote of the holders of 66-2/3% or more of the outstanding stock of this corporation, and if there is an Interested Stockholder, the affirmative vote of holders of a majority of the outstanding stock excluding shares held by the Interested Stockholder shall be required to amend, repeat or adopt any provisions inconsistent with this Article VI.

VII

     Section 1. Any action required to be taken at any annual or special meeting of shareholders of this corporation, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the Board of Directors of this corporation, by resolution, shall have previously approved any such action.

     Section 2. Notwithstanding any other provisions of these articles of incorporation or the by-laws (and notwithstanding the fact that a lesser percentage may be specified by law, the articles of incorporation or the by-laws) the affirmative vote of the holders of 66-2/3% or more of the outstanding stock of this corporation shall be required to amend, repeal or adopt any provisions inconsistent with this Article VII.

3.	The Board of Directors has duly approved the foregoing amendment and restatement of articles of incorporation.

4.	The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 2,714,058. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: May 18, 2004

/S/ Michael C. Mayer

Michael C. Mayer, President & Chief Executive Officer

/S/ Linda J. Miles

Linda J. Miles, Executive Vice President & Chief Financial Officer